Exhibit 2
                                                                       04/13/95
                                                                     North Cove



                               AGREEMENT OF SALE


THIS AGREEMENT, entered into as of the 19th day of April, 1995, by and between PACIFIC AMERICAN ADVISORS COMPANY, a Nevada corporation ("Purchaser") and NORTH COVE INVESTORS, an Illinois Limited Partnership ("Seller").

                                  WITNESSETH:

1. PURCHASE AND SALE. Purchaser agrees to purchase and Seller agrees to sell at the price of Ten Million Seven Hundred Fifty Thousand and No/100 Dollars ($10,750,000.00) ("Purchase Price"), that certain property ("Property") in Houston, Texas, more particularly described on Exhibit A attached hereto, which Property is known as North Cove Apartments. Included in the Purchase Price is all of the personal property set forth on Exhibit B, which shall be transferred to Purchaser at Closing (as hereinafter defined) by a Bill of Sale.

2.   PURCHASE PRICE.  The Purchase Price shall be paid as follows:

     a. Upon the execution of this Agreement, the sum of $100,000.00 ("Earnest Money") to be held in escrow by the Escrow Agent (as that term is defined in the Escrow Agreement), by and in accordance with the provisions of the Escrow Agreement ("Escrow Agreement") attached hereto as Exhibit C;

     b. By taking title to the Property subject to the existing first mortgage ("First Mortgage") to the benefit of University Savings Association, which secures a note to the benefit of University Savings Association in the original principal amount of $12,150,000.00 ("First Note"). The First Mortgage and First Note and all other documents securing the First Note are presently held by State Street Bank and Trust Company ("Lender"). The unpaid principal balance on the First Note as of the Closing Date (as hereinafter defined) will be approximately $9,800,000.00; and

     c. On the Closing Date (as hereinafter defined), $10,750,000.00 (inclusive of all Earnest Money) less the outstanding principal balance of the First Note as of the Closing Date, adjusted in accordance with the prorations by federally wired "immediately available" funds delivered to the Title Insurer (as hereinafter defined) no later than 12:00 Noon Central Time on the Closing Date.

3. UNDERLYING OBLIGATIONS. Copies of the First Note and First Mortgage documents are attached hereto as Exhibit D and are sometimes hereinafter referred to as the "First Mortgage Documents". If the First Mortgage Documents require that the Lender consent to the conveyance provided for in this Agreement, then Seller's and Purchaser's obligations hereunder are subject to receipt of the consent ("Consent"). The Purchaser agrees to execute the documents required by the Lender in order to obtain Lender's Consent, provided that (1) Purchaser will not assume any personal liability for the indebtedness and (2) there will be no modifications or material changes in the First Mortgage Documents. If the Consent is not received by Seller within five (5) days prior to the Closing Date, then either party shall have the right upon notice to the other party delivered not less than three (3) days prior to the Closing Date to terminate this Agreement. In the event of termination of this Agreement, all the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

4.   TITLE COMMITMENT AND SURVEY.

     a. Attached hereto as Exhibit E is a title commitment dated April 6, 1995 ("Title Commitment") for an owner's standard coverage title insurance policy ("Title Policy") issued by Lawyers Title Insurance Company ("Title Insurer"). The owner's Title Policy issued at Closing will be in the amount of the Purchase Price subject only to real estate taxes not yet due and payable, the general printed exceptions contained in the policy and the special title exceptions set forth in Schedule B, Numbers 1, 2, 4 and 10 through 22, inclusive, and in Schedule C, Numbers 5 and 6 of the Title Commitment. All of the above are herein referred to as the "Permitted Exceptions". The Title Commitment shall be conclusive evidence of good title as therein shown as to all matters insured by the policy, subject only to the exceptions therein stated. On the Closing Date, Seller shall cause the Title Insurer to issue the Title Policy or a "marked up" commitment in conformity with the Title Commitment. Seller shall pay the costs of the Title Policy. Purchaser shall pay the costs of the survey deletion and any other special endorsements which Purchaser requires.

     b. Purchaser acknowledges receipt of a survey ("Survey") of the Property dated February 22, 1983, prepared by Powers Engineering, and Purchaser approves all of the matters set forth on the Survey. Prior to the Closing, Seller will have the Survey updated and certified to the Purchaser, Purchaser's lender (if any), and the Title Insurer. Seller shall pay the cost of the updated Survey. However, if Purchaser terminates this Agreement prior to the expiration of the Approval Period through no fault of Seller, then Purchaser shall reimburse Seller for the cost of the updated Survey. The reimbursement shall be deducted from the Earnest Money returned to Purchaser. If the updated Survey discloses matters which are not reflected on the original Survey and which would prevent the Title Insurer from deleting the survey exception (except as to "shortages in area") from the Title Policy ("Survey Defects"), then upon notice delivered to Seller by Purchaser within ten (10) days after receipt of the updated Survey, Seller shall have the option to cause the Survey Defects to be removed from the updated Survey. If Seller is unwilling to have the Survey Defects removed from the updated Survey, then Purchaser shall have the right to elect to terminate this Agreement. Purchaser shall notify Seller of its election within three (3) days after receipt of notice from Seller that the Survey Defects will not be removed. If Purchaser fails to make the election within the aforesaid three (3) days, then it shall be conclusively presumed that Purchaser has elected to take title to the Property subject to the Survey Defects. If Purchaser elects to terminate this Agreement pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to Purchaser.

5. CONDITION OF TITLE/CONVEYANCE. Seller agrees to convey fee simple title to the Property by Special Warranty Deed ("Deed") in recordable form subject only to the Permitted Exceptions. If Seller is unable to convey title to the Property subject only to the Permitted Exceptions because of the existence of an additional title exception ("Unpermitted Exception"), then Purchaser can elect to take title to the Property subject to the Unpermitted Exception or terminate this Agreement. If Purchaser elects to terminate this Agreement, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

6. PAYMENT OF CLOSING COSTS. Seller shall pay the recording costs of the Deed. Purchaser shall pay any costs in connection with the assumption of the First Mortgage Documents.

7.   DAMAGE, CASUALTY AND CONDEMNATION.

     a. If the Property suffers damage as a result of any casualty prior to the Closing Date and can be repaired or restored in the case of real property for $200,000 or less, or in the case of Personal Property, for $25,000 or less, then Seller shall commence the repair or restoration in an expeditious manner, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration. Seller shall retain all insurance proceeds. If the cost of repair or restoration exceeds that amount, then either party can elect to terminate, or Purchaser can elect to require Seller to repair and restore same, in which event the Closing Date will be extended until such date as may reasonably be required to complete the repair or restoration. If Seller elects to terminate this Agreement pursuant to this Paragraph, then Purchaser will have the option to accept the Property in its damaged condition together with an assignment from Seller of all insurance proceeds and receive a credit at Closing in the amount of the deductible, provided Purchaser notifies Seller by notice served within twenty (20) days after receipt of Seller's notice of election to terminate.

     b. If condemnation proceedings ("Proceedings") are instituted against the Property and the parties reasonably believe that such Proceedings will result in an award in excess of $200,000.00, then Purchaser can elect to either take the Property subject to the Proceedings and an assignment of Seller's interest in the Proceedings or terminate this Agreement. If Purchaser elects to terminate this Agreement, it shall be by notice to the Seller within five (5) days after Seller notifies Purchaser of the Proceedings.

     c. If the Agreement is terminated pursuant to this Paragraph, then the Earnest Money plus all accrued interest shall be delivered to the Purchaser.

8.   AS-IS CONDITION.

     a. Purchaser acknowledges and agrees that it will be purchasing the Property based solely upon its inspection and investigations of the Property and that Purchaser will be purchasing the Property "AS IS" and "WITH ALL FAULTS" based upon the condition of the Property as of the date of this Agreement, subject to reasonable wear and tear and loss by fire or other casualty or condemnation from the date of this Agreement until the Closing Date. Without limiting the foregoing, Purchaser acknowledges that, except as may otherwise be specifically set forth elsewhere in this Agreement, neither Seller nor its consultants, brokers or agents have made any other representations or warranties of any kind upon which Purchaser is relying as to any matters concerning the Property, including, but not limited to, the condition of the land or any improvements, the existence or nonexistence of asbestos, lead in water, lead in paint, radon, underground or above ground storage tanks, petroleum, toxic waste or any Hazardous Materials or Hazardous Substances (as such terms are defined below), the tenants of the Property or the leases affecting the Property, economic projections or market studies concerning the Property, any development rights, taxes, bonds, covenants, conditions and restrictions affecting the Property, water or water rights, topography, drainage, soil, subsoil of the Property, the utilities serving the Property or any zoning, environmental or building laws, rules or regulations affecting the Property. Seller makes no representation that the Property complies with Title III of the Americans With Disabilities Act or any fire codes or building codes. Purchaser hereby releases Seller from any and all liability in connection with any claims which Purchaser may have against Seller, and Purchaser hereby agrees not to assert any claims, for damage, loss, compensation, contribution, cost recovery or otherwise, against Seller, whether in tort, contract, or otherwise, relating directly or indirectly to the existence of asbestos or Hazardous Materials or Hazardous Substances on, or environmental conditions of, the Property, or arising under the Environmental Laws (as such term is hereinafter defined), or relating in any way to the quality of the indoor or outdoor environment at the Property. This release shall survive the Closing. As used herein, the term "Hazardous Materials" or "Hazardous Substances" means (i) hazardous wastes, hazardous materials, hazardous substances, hazardous constituents, toxic substances or related materials, whether solids, liquids or gases, including but not limited to substances defined as "hazardous wastes," "hazardous materials," "hazardous substances," "toxic substances," "pollutants," "contaminants," "radioactive materials," or other similar designations in, or otherwise subject to regulation under, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), 42 U.S.C. Section 9601 et seq.; the Toxic Substance Control Act ("TSCA"), 15 U.S.C. Section 2601 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.
     Section 1802; the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 9601, et seq.; the Clean Water Act ("CWA"), 33 U.S.C.
     Section 1251 et seq.; the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq.; the Clean Air Act ("CAA"), 42 U.S.C. Section 7401 et seq.; and in any permits, licenses, approvals, plans, rules, regulations or ordinances adopted, or other criteria and guidelines promulgated pursuant to the preceding laws or other similar federal, state or local laws, regulations, rules or ordinance now or hereafter in effect relating to environmental matters (collectively the "Environmental Laws"); and (ii) any other substances, constituents or wastes subject to any applicable federal, state or local law, regulation or ordinance, including any Environmental Law, now or hereafter in effect, including but not limited to
     (A) petroleum, (B) refined petroleum products, (C) waste oil, (D) waste aviation or motor vehicle fuel, (E) asbestos, (F) lead in water, paint or elsewhere, (G) radon, (H) Polychlorinated Biphenyls (PCB's) and
     (I) ureaformaldehyde.

     b. Seller has provided to Purchaser certain unaudited historical financial information regarding the Property relating to certain periods of time in which Seller owned the Property. Seller and Purchaser hereby acknowledge that such information has been provided to Purchaser at Purchaser's request solely as illustrative material. Seller makes no representation or warranty that such material is complete or accurate or that Purchaser will achieve similar financial or other results with respect to the operations of the Property, it being acknowledged by Purchaser that Seller's operation of the Property and allocations of revenues or expenses may be vastly different than Purchaser may be able to attain. Purchaser acknowledges that it is a sophisticated and experienced purchaser of real estate and further that Purchaser has relied upon its own investigation and inquiry with respect to the operation of the Property and releases Seller from any liability with respect to such historical information.

9. CLOSING. The closing ("Closing") of this transaction shall be on June 15, 1995 ("Closing Date"), at the office of the Title Insurer, at which time Seller shall deliver possession of the Property to Purchaser.

10.  CLOSING DOCUMENTS.

     a. On the Closing Date, Purchaser shall deliver to Seller an executed closing statement, the balance of the Purchase Price, and such other documents as may be reasonably required in order to consummate the transaction as set forth in this Agreement.

     b. On the Closing Date, Seller shall deliver to Purchaser possession of the Property; the Deed (in the form of Exhibit F attached hereto) subject to the Permitted Exceptions and those Unpermitted Exceptions waived by Purchaser; an inventory of the Personal Property and a Bill of Sale for the same (in the form of Exhibit G attached hereto); a Beneficiary Statement ("Estoppel Certificate") and the Consent from the Lender; an executed closing statement; an executed assignment and assumption of all service contracts (in the form of Exhibit H attached hereto); an executed assignment and assumption of all leases and security deposits (in the form of Exhibit I attached hereto); an executed assignment of escrows, if any, (in the form of Exhibit J attached hereto), held by the Lender (which will be credited to Seller at Closing); updated rent roll; a notice to the tenants of the transfer of title and the assumption by Purchaser of the landlord's obligations under the leases and the obligation to refund the security deposits (in the form of Exhibit K attached hereto); a non-foreign affidavit (in the form of Exhibit L attached hereto); a notice to Purchaser (in the form of Exhibit M attached hereto); an assignment and assumption of intangible property (in the form of Exhibit N attached hereto); and such other documents as may be reasonably required by the Title Insurer in order to consummate the transaction as set forth in this Agreement.

11. DEFAULT BY PURCHASER. ALL EARNEST MONEY DEPOSITED INTO THE ESCROW IS TO SECURE THE TIMELY PERFORMANCE BY PURCHASER OF ITS OBLIGATIONS AND UNDERTAKINGS UNDER THIS AGREEMENT. IN THE EVENT OF ANY DEFAULT OF THE PURCHASER UNDER THE PROVISIONS OF THIS AGREEMENT, SELLER SHALL RETAIN ALL OF THE EARNEST MONEY AND THE INTEREST THEREON AS SELLER'S SOLE RIGHT TO DAMAGES OR ANY OTHER REMEDY.
THE PARTIES HAVE AGREED THAT SELLER'S ACTUAL DAMAGES, IN THE EVENT OF A DEFAULT BY PURCHASER, WOULD BE EXTREMELY DIFFICULT OR IMPRACTICAL TO DETERMINE. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE EARNEST MONEY HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES' REASONABLE ESTIMATE OF SELLER'S DAMAGES.

12. SELLER'S DEFAULT. IF THIS SALE IS NOT COMPLETED BECAUSE OF SELLER'S DEFAULT, PURCHASER'S SOLE REMEDY SHALL BE THE RETURN OF ALL EARNEST MONEY TOGETHER WITH ANY INTEREST ACCRUED THEREON, AND THIS AGREEMENT SHALL TERMINATE AND THE PARTIES SHALL HAVE NO FURTHER LIABILITY TO EACH OTHER AT LAW OR IN EQUITY. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IF SELLER'S DEFAULT IS ITS REFUSAL TO DELIVER THE DEED AND THE OTHER DOCUMENTS WHICH SELLER IS REQUIRED TO DELIVER PURSUANT TO PARAGRAPH 10b HEREIN, THEN PURCHASER WILL BE ENTITLED TO SUE FOR SPECIFIC PERFORMANCE.

13. a. PRORATIONS. Rents (exclusive of delinquent rents, but including prepaid rents); refundable security deposits (which will be assigned to and assumed by Purchaser and credited to Purchaser at Closing); escrow and/or impounds held by the Lender (which will be assigned to Purchaser and credited to Seller); interest on the First Note; water and other utility charges; fuels; prepaid operating expenses; real and personal property taxes; and other similar items shall be adjusted ratably as of 11:59 P.M. on the Closing Date ("Proration Date"), and credited or debited to the balance of the cash due at Closing. If the amount of any of the items to be prorated is not then ascertainable, the adjustment thereof shall be on the basis of the most recent ascertainable data. All prorations will be final except as to Delinquent Rents referred to in 13b below. If special assessments have been levied against the Property for completed improvements, then the amount of any installments which are due prior to the Closing Date shall be paid by the Seller; and the amount of installments which are due after the Closing Date shall be paid by the Purchaser. All assessments for incomplete improvements shall be paid by Purchaser.

     b. DELINQUENT RENTS. If, as of the Closing Date, any rent is in arrears for the calendar month in which the Closing occurs, then such rent will be adjusted ratably as of the Proration Date. If any rent is in arrears for a period prior to the calendar month in which the Closing occurs ("Delinquent Rent"), then rents collected by Purchaser shall first be applied to current rent and then to Delinquent Rent. Purchaser shall deliver Seller's pro rata share within 10 days of Purchaser's receipt of that Delinquent Rent. This subparagraph of this Agreement shall survive the Closing and the delivery and recording of the Deed.

14. RECORDING. This Agreement shall not be recorded and the act of recording by Purchaser shall be an act of default hereunder by Purchaser and shall be subject to the provisions of Paragraph 11.

15. ASSIGNMENT. The Purchaser shall not have the right to assign its interest in this Agreement without the prior written consent of the Seller. Any assignment or transfer of, or attempt to assign or transfer, Purchaser's interest in this Agreement shall be an act of default hereunder by Purchaser and subject to the provisions of Paragraph 11. Seller hereby consents to an assignment to an entity, the ownership and control of which is held by the same persons owning and controlling Purchaser, provided such assignment is effected prior to the expiration of the Approval Period and is approved by the Lender. However, Purchaser shall remain liable for all of the Purchaser's obligations and undertakings set forth in this Agreement and the exhibits attached hereto.

16. BROKER. The parties hereto acknowledge that Sage Properties ("Broker") is the only real estate broker involved in this transaction. Purchaser has not paid and will not pay at any time before, at or after the Closing, any fee, commission or compensation whatsoever to any person whomsoever directly or indirectly on account of this Agreement, its negotiation, or the sale hereby contemplated. Seller agrees to pay Broker a commission or fee ("Fee") pursuant to a listing agreement between Seller and Broker. However, this Fee is due and payable only from the proceeds of the Purchase Price received by Seller. The foregoing does not apply to any fee which may be paid by Seller to any affiliate of Seller as a result of this transaction. Purchaser agrees to indemnify, defend and hold harmless the Seller and any partner, affiliate, parent of Seller, and all shareholders, employees, officers and directors of Seller or Seller's partner, parent or affiliate (each of the above is individually referred to as a "Seller Indemnitee") from all claims, including attorneys' fees and costs incurred by a Seller Indemnitee as a result of anyone's claiming by or through Purchaser any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Purchaser does now and shall at all times consent to a Seller Indemnitee's selection of defense counsel. Seller agrees to indemnify, defend and hold harmless the Purchaser and all shareholders, employees, officers and directors of Purchaser or Purchaser's parent or affiliate (each of the above is individually referred to as a "Purchaser Indemnitee") from all claims, including attorneys' fees and costs incurred by a Purchaser Indemnitee as a result of anyone's claiming by or through Seller any fee, commission or compensation on account of this Agreement, its negotiation or the sale hereby contemplated. Seller does now and shall at all times consent to a Purchaser Indemnitee's selection of defense counsel.

17.  DOCUMENTS, INSPECTION OF PROPERTY AND APPROVAL PERIOD.

     a. Seller has delivered to Purchaser copies of the most recent available tax bills, rent rolls, insurance premiums, and service contracts (collectively the "Documents"). All of the Documents shall be subject to approval by Purchaser by the close of business (5:00 P.M. Central Time) on May 15, 1995 ("Approval Period"). During the Approval Period, upon reasonable notice to the Seller, the Purchaser shall have the right to inspect and approve the condition of the Property including the interior of the apartments, during normal business hours. Purchaser, its engineers, architects, employees, contractors and agents shall maintain public liability insurance policies insuring against claims arising as a result of the inspections of the Property being conducted by Purchaser. Prior to commencing any tests, studies and investigations, Purchaser shall deliver to Seller a certificate of insurance evidencing the existence of the aforesaid policies and naming Seller as an additional insured. Purchaser agrees to indemnify, defend, protect and hold Seller harmless from any and all loss, costs, including attorneys' fees, liability or damages which Seller may incur or suffer as a result of Purchaser's conducting its inspection and investigation of the Property including the entry of Purchaser, its employees or agents and its lender onto the Property, including without limitation, liability for mechanics' lien claims.

     b. Purchaser agrees to defend and hold Seller harmless from any injuries, damages or claims of any nature whatsoever which Purchaser's servants, agents or employees may have as a result of Purchaser's inspection of the Property. Purchaser further agrees to restore any damage to the Property which may arise as a result of Purchaser's inspection of the Property.

     c. If Purchaser disapproves the Documents or the condition of the Property, it must be by a notice ("Notice of Disapproval") delivered to Seller and the Escrow Agent prior to the expiration of the Approval Period. The Notice of Disapproval delivered to Seller shall be accompanied with copies of all reports ("Reports") which Purchaser has received during the Approval Period. Upon receipt of the Notice of Disapproval and copies of the Reports, the Earnest Money plus the interest accrued thereon shall be returned to the Purchaser. If Purchaser does not deliver a Notice of Disapproval and copies of the Reports to Seller, then it shall be conclusively presumed that Purchaser has approved the

     Documents and the condition of the Property and all Earnest Money plus the interest accrued thereon shall belong to Seller unless Seller is in default hereunder.

18. SURVIVAL OF PURCHASER'S INDEMNITY. Notwithstanding anything in this Agreement to the contrary, Purchaser's obligation to indemnify, defend and hold Seller harmless under various provisions of this Agreement shall forever survive the termination of this Agreement or the Closing and delivery and recording of the Deed.

19.  SELLER'S REPRESENTATIONS, WARRANTIES AND COVENANTS.

     a. Any reference herein to Seller's knowledge, representation, warranty or notice of any matter or thing, shall only mean such knowledge or notice that has actually been received by Phillip Schechter, and any representation or warranty of the Seller is based upon those matters of which Phillip Schechter has actual knowledge. Any knowledge or notice given, had or received by any of Seller's agents, servants or employees shall not be imputed to Seller or the individual partners or the general partner of Seller.

     b. Subject to the limitations set forth in subparagraph a above, Seller hereby makes the following representations, warranties and covenants, all of which are made to the best of Seller's knowledge, none of which shall survive the Closing and delivery of the Deed:

i. The present use and occupancy of the Property conform with applicable building and zoning laws and Seller has received no written notice that any such laws, rules or regulations are being violated.

ii. The rent rolls which Seller has submitted to the Purchaser and updated as of the Closing Date are true and accurate.

iii. Seller has no knowledge of any pending or threatened litigation, claim, cause of action or administrative proceeding concerning the Property which will not be removed on the Closing Date.

iv. Seller has not, by any act of omission or commission, caused the Lender to accelerate the indebtedness and this shall be true on and as of the Closing Date.

v. The management, operation, leasing and maintenance of the Property, as presently conducted by the Seller, shall continue until the Closing Date.

20. LIMITATION OF SELLER'S LIABILITY. No general or limited partner of Seller, nor any of its respective beneficiaries, shareholders, partners, officers, agents, employees, heirs, successors or assigns shall have any personal liability of any kind or nature for or by reason of any matter or thing whatsoever under, in connection with, arising out of or in any way related to this Agreement and the transactions contemplated herein, and Purchaser hereby waives for itself and anyone who may claim by, through or under Purchaser any and all rights to sue or recover on account of any such alleged personal liability.

21.  PURCHASER'S ORGANIZATIONAL DOCUMENTS AND FINANCIAL STATEMENTS.

     a. At least ten (10) days prior to the Closing Date, Purchaser will provide Seller's attorney with copies of its organizational documents, including a certified copy of its recorded certificate of limited partnership and a true copy of its Partnership Agreement or a certified copy of its Articles of Incorporation, corporate resolutions authorizing the transaction, and an incumbency certificate, whichever is applicable.

     b. Within five (5) days after the execution of this Agreement, Purchaser shall deliver to the Seller, his (its) current financial statements, signed by Purchaser. Seller will forward the financial statements to

     Lender for Lender's approval. If Seller or Lender disapproves the financial statements within five (5) business days after receipt thereof, then this Agreement shall be terminated and all Earnest Money deposited hereunder shall be returned to the Purchaser, together with any interest, earned thereon.

22.  TIME OF ESSENCE.  Time is of the essence of this Agreement.

23. NOTICES. Any notice or demand which either party hereto is required or may desire to give or deliver to or make upon the other party shall be in writing and may be personally delivered or given or made by overnight courier such as Federal Express or by facsimile or made by United States registered or certified mail addressed as follows:

          TO SELLER:          c/o The Balcor Company
                              4849 Golf Road
                              Skokie, Illinois 60077
                              Attn:  Ilona Adams

          with copies to:     The Balcor Company
                              4849 Golf Road
                              Skokie, Illinois 60077
                              Attn:  Al Lieberman
                              708/677-2900
                              708/982-4027 (FAX)

                              Effective May 22, 1995,
                              Seller's address will be:

                              Bannockburn Lake Office Complex
                              2355 Waukegan Road
                              Suite A-200
                              Bannockburn, Illinois  60015

                              and

                              Morton M. Poznak
                              Schwartz & Freeman
                              Suite 1900
                              401 North Michigan Avenue
                              Chicago, Illinois  60611
                              312/222-0800
                              312/222-0818 (FAX)

          TO PURCHASER:       David B. Hendricks
                              Pacific American Advisors, Inc.
                              5206 FM 1960
                              Suite 101
                              Houston, Texas 77069
                              713/580-0188
                              713/893-6525 (FAX)

          with a copy to:     Margaret L. Marter
                              Pacific American Advisors, Inc.
                              5206 FM 1960
                              Suite 101
                              Houston, Texas 77069
                              713/580-1247
                              713/893-6528 (FAX)


subject to the right of either party to designate a different address for itself by notice similarly given. Any notice or demand so given shall be deemed to be delivered or made on the next business day if sent by overnight courier, or on the same day if sent by facsimile before the close of business, or the next day if sent by facsimile after the close of business, or on the 4th business day after the same is deposited in the United States Mail as registered or certified matter, addressed as above provided, with postage thereon fully prepaid. Any such notice, demand or document not given, delivered or made by registered or certified mail or by overnight courier or by facsimile as aforesaid shall be deemed to be given, delivered or made upon receipt of the same by the party to whom the same is to be given, delivered or made. Copies of all notices shall be served upon the Escrow Agent.

24.  EXECUTION OF AGREEMENT AND ESCROW AGREEMENT. Purchaser will execute three
(3) copies of this Agreement and three (3) copies of the Escrow Agreement and forward them to Seller for execution, accompanied with the Earnest Money payable to the Escrow Agent. Seller will forward one (1) copy of the executed Agreement to Purchaser and will forward the following to the Escrow Agent:

     a. Earnest Money;

     b. One (1) fully executed copy of this Agreement; and

     c. Three (3) copies of the Escrow Agreement signed by the parties with a direction to execute two (2) copies of the Escrow Agreement and deliver a fully executed copy to the Purchaser and the Seller.

25. GOVERNING LAW. The provisions of this Agreement shall be governed by the laws of the State of Texas.

26. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties and supersedes all other negotiations, understandings and representations made by and between the parties and the agents, servants and employees.

27. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

28. CAPTIONS. Paragraph titles or captions contained herein are inserted as a matter of convenience and for reference, and in no way define, limit, extend or describe the scope of this Agreement or any provision hereof.

29. WAIVER OF TEXAS DECEPTIVE TRADE PRACTICES ACT. It is the intent of Seller and Purchaser to waive all of the provisions (other than Section 17.555) of the Texas Deceptive Trade Practices - Consumer Protection Act, Subchapter E of Chapter 17 of the Texas Business and Commerce Code (the "DTPA") as such provisions are or may be applicable to this Agreement and the transaction evidenced hereby. Accordingly, Seller and Purchaser hereby represent and agree as follows:

     a. Purchaser represents to Seller that Purchaser is not in a significantly disparate bargaining position with respect to this Agreement and the transaction evidenced hereby.

     b. Purchaser represents to Seller that Purchaser is represented by legal counsel in connection with this Agreement. Purchaser's legal counsel is executing this Agreement to confirm that she has advised Purchaser of the provisions of the Texas Deceptive Trade Practices Act and Purchaser's waiver thereof.

     c. Purchaser represents to Seller that this Agreement does not involve a purchase or lease of a family residence occupied or to be occupied as Purchaser's residence.

     d. Seller and Purchaser agree that the total consideration paid or to be paid by Purchaser for the acquisition of the Property exceeds $500,000.

     e. Seller and Purchaser hereby agree, for themselves and their respective heirs, personal representatives, successors and assigns, that all of the provisions of the DTPA (except for Section 17.555 thereof) which are or may be applicable to this Agreement and the transaction evidenced hereby are hereby waived, including specifically, without limitation, all rights and remedies resulting from or arising out of any and all acts or practices of the other party in connection with this Agreement and the transaction evidenced hereby, regardless of whether such acts or practices occurred before or after the execution of this Agreement.

     f. The provisions of this Paragraph shall survive the Closing or any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have put their hand and seal as of the date set forth above.

Executed by Purchaser on      PURCHASER:

April 19, 1995.
                              PACIFIC AMERICAN ADVISORS
                              COMPANY, a Nevada corporation


                              By:  /s/David B. Hendricks
                                   -------------------------------
                                   CEO

Executed by Seller on              SELLER:
April 24, 1995.
                              NORTH COVE INVESTORS, an Illinois
                              limited partnership

                              By:  Balcor Partners-XIII, an Illinois
                                   general partnership, the general partner

                              By:  RGF-Balcor Associates-II, an
                                   Illinois general partnership,
                                   a partner

                              By:  The Balcor Company, a Delaware
                                   corporation, a partner


                              By:  /s/Philip Schechter
                                   --------------------------------
                                   Authorized Agent


Purchaser's attorney executes this Agreement solely for the purpose of confirming its representation of Purchaser in connection with Purchaser's waivers set forth in Paragraph 29 and for no other purpose.

                              PURCHASER'S ATTORNEY:


                              -----------------------------------
                              Margaret L. Marter







                                                                     North Cove

SAGE PROPERTIES ("Broker") executes this Agreement in its capacity as a real estate broker and acknowledges that the fee or commission ("Fee") due to it as a result of the transaction described in this Agreement is the amount as set forth in the listing agreement between Broker and Seller. Broker also acknowledges that payment of the aforesaid Fee is conditioned upon the Closing and the receipt of the Purchase Price by the Seller. Broker agrees to deliver a receipt to the Seller at the Closing for the Fee and a release stating that no other fees or commissions are due to Broker from Seller or Purchaser.

                              SAGE PROPERTIES


                              By:  ___________________________________

                                    EXHIBITS


A    -    Legal
B    -    Personal Property
C    -    Escrow Agreement
D    -    First Note and First Mortgage Documents
E    -    Title Commitment
F    -    Deed
G    -    Bill of Sale
H    -    Assignment of Service Contracts
I    -    Assignment of Leases and Security Deposits
J    -    Assignment of Escrows
K    -    Notice to Tenants
L    -    Non-Foreign Affidavit
M    -    Notice to Purchaser
N    -    Assignment of Intangible Property